EXHIBIT 99.1

IFF ANNOUNCES EXECUTIVE LEADERSHIP CHANGES

Robert Amen Resigns as Chairman and CEO

Douglas D. Tough to Assume Role of Non-Executive Chairman Effective October 1st and
Chairman and CEO in Early 2010

Interim Office of the CEO to be Established, Comprised of: CFO Kevin Berryman; Group
President, Fragrances, Mirzayantz; and, Group President, Flavors, Vaisman

September 14, 2009 – NEW YORK – International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for the consumer staples and products industry, today announced that Robert Amen has resigned his role of Chairman and CEO of IFF effective September 30, 2009.  Douglas D. Tough, currently an IFF Board member and chief executive officer and managing director of Ansell Limited, will assume the role of Non-Executive Chairman on October 1, 2009 and the positions of Chairman and CEO when his contract with his current employer expires no later than the end of first quarter 2010.

Arthur Martinez, Lead Director of IFF, commented, “We thank Rob for his contributions in making IFF the strong, customer-focused and innovative growth company it is today. The Board and management team join me in wishing him well in his future pursuits.”

Robert Amen said, “It has been my privilege to serve as IFF’s chief executive for the past three years.  I am proud of IFF’s accomplishments and am confident the talented people of IFF will continue to drive this company forward to realize its long-term potential.”

Beginning October 1, IFF will establish a temporary Office of the CEO, which will be comprised of three current IFF executives: Chief Financial Officer, Kevin Berryman; Group President, Fragrances, Nicolas Mirzayantz; and, Group President, Flavors, Hernan Vaisman. They will remain in their current positions while carrying out their Office of the CEO responsibilities. The Office of the CEO will report to Non-Executive Chairman Douglas Tough.

Douglas Tough, a proven consumer products executive, joined the Board of IFF in October 2008. He has been CEO of Australia-based Ansell Limited for 5 years, and prior to that, had a 17-year career with Cadbury Schweppes Plc where he held a variety of senior positions overseeing consumer products divisions both in the US and abroad.

Arthur Martinez added, “We are very pleased that Doug has agreed to assume the role of Chairman and CEO. Doug is a veteran executive who has solid knowledge of IFF and extensive leadership experience in the consumer products space.  He will be a tremendous asset to our company as we continue to execute on our growth strategy, build on our strong fundamentals and deliver profitable, sustainable growth.”

Douglas Tough said, “I am truly excited to lead IFF into the next decade and leverage the enormous opportunities that exist for such a dynamic company.  I look forward to working with the company’s impressive and broad leadership team. IFF has tremendous capabilities in research, consumer insight and creativity-attributes that will provide customers with winning products leading to success for customers, employees and shareowners.”

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Contact Information:

Investors
Kevin Berryman
IFF
212-708-7270

Media
Winnie Lerner
The Abernathy MacGregor Group
212-371-5999

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